Exhibit 10.1

RenovoRx 4546 El Camino Real, Ste. B1 Los Altos, CA 94022 www.renovorx.com

February 9, 2024

Ronald B. Kocak, CPA, CGMA

43092 Binkley Circle

Leesburg, VA 20176

Re:	Amended and Restated Offer Letter

Dear Ron:

This Amended and Restated Offer Letter amends, restates and replaces that certain offer letter, dated July 18, 2022 (the “Original Offer Letter”), between yourself and RenovoRx, Inc. (the “Company”). Upon the mutual execution of this Amended and Restated Offer Letter, the Company shall retain you in the new position as Vice President, Controller and Principal Accounting Officer of the Company, with a start date of February 9, 2024 (the “Start Date”). For the avoidance of doubt, the terms of the Original Offer Letter shall govern our relationship from July 18 2022 until the Start Date.

If you accept the terms of this Amended and Restated Offer Letter (as evidenced by your signature hereto), you will receive an annualized salary of $235,000 (based on working a minimum 30-hour work week over four days Monday through Thursday), less applicable withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. In addition to any discretionary increases in annual salary which you may be afforded from time to time in the Company’s sole discretion, your annual salary will be subject to increase to $250,000 if and when the annual salary of the Company’s Chief Executive Officer (CEO) is increased to offset the salary reductions undertaken by the Company for the CEO in January 2024. You will also be eligible to receive an annual discretionary bonus of up to 35% of your annualized base salary, which for 2024 shall not be pro-rated based on your Start Date, dependent on the performance of the Company and your individual performance, as determined by the Company in its discretion (the “Bonus”). You must be employed by the Company on the date the Bonus is paid in order to be eligible to be paid a Bonus. This is a full-time exempt position that will report to the CEO, or if applicable, the Company’s Chief Financial Officer (CFO).

A job description for this position is included as Exhibit A. As of Start Date, the office of CFO is not filled, and therefore you agree that will serve as the principal financial and accounting officer of the Company for SEC reporting and other compliance purposes. The Company reserves the right to hire a full time CFO, who may be your superior and the principal financial and accounting officer of the Company.

As an employee, you will also be eligible to receive certain employee benefits as set forth in Exhibit B. You should note that the Company may modify job titles, salaries, benefits, and other terms and conditions of employment from time to time as it deems necessary. You acknowledge that this position may require travel up to six times per year to the Company’s headquarters, located in Los Altos, CA, or to such other location as requested by the CEO or (if applicable) the CFO.

In addition, if you accept this Amended and Restated Offer Letter, the Company will recommend to the Compensation Committee of its Board of Directors (the “Committee”) that the Company grant you an option (in addition to all other options granted to you prior to the Start Date) to purchase 15,000 shares of the Company’s common stock (the “Option”). The exercise price per share of the Option will equal the fair market value per share of the Common Stock on the date of grant, as determined in accordance with the Company’s 2021 Omnibus Equity Incentive Plan (the “Plan”) or such other Company equity incentive plan under which the Option is granted. The Option will be granted to you only if you remain an employee of the Company through the grant date. The Option will be subject to the terms and conditions of the Plan and a stock option agreement between you and the Company, including vesting requirements (1/48th of the shares subject to the Option will vest on each monthly anniversary of the vesting commencement date (your Start Date), in each case subject to your continued service with the Company through the applicable vesting date). No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or to a continued employment relationship.

It is further agreed that, notwithstanding the provisions of the Original Offer Letter to the contrary, the Option and all other Company options previously granted, or to be granted, to you under the Plan are and will be subject to a double trigger vesting provision, meaning that if you are terminated (other than for Cause, as defined below) as an employee or independent contractor of the Company or any Affiliate (as defined in the Plan) during the period beginning on the date of a Change in Control (as defined in the Plan) and ending on (and inclusive of) the date that is the one (1) year anniversary of a Change in Control, 100% of the shares subject to then-outstanding portion of the Option and all such other options will vest in full effective as of immediately prior to, and contingent upon, the closing of such Change in Control. The term “Cause” means your (i) dishonesty of a material nature; (ii) theft or embezzlement of Company funds or assets; (iii) being convicted of, or guilty plea or no contest plea to, a felony charge or any misdemeanor involving moral turpitude, or the entry of a consent decree with any governmental body; (iv) noncompliance in any material respect with any U.S. or non-U.S. laws or regulations; (v) violation of any express direction or any rule, regulation or policy established by the Company or its Board of Directors; (vi) material breach of this Amended and Restated Offer Letter or the Confidentiality Agreement; (vii) breach of any fiduciary duty to the Company; (viii) gross incompetence, neglect, or misconduct in the performance of your duties; or (ix) repeated failure to perform your duties and responsibilities for the Company or follow the reasonable and lawful instructions of the Company.

You acknowledge and agree that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. In addition, you acknowledge that the certain At-Will Employment, Confidential Information, Invention Assignment, And Arbitration Agreement, dated July 18, 202, between you and the Company (the “Confidentiality Agreement”) shall remain unmodified and in full force and effect.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Manual.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment in your new role will be February 9, 2024. This Amended and Restated Offer Letter, along with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or employment negotiations, whether written or oral. This Amended and Restated Offer Letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO and you.

The Company is excited about your new role and looks forward to continuing our beneficial and productive relationship. We look forward to your favorable reply and your acceptance as indicated by your signature below.

Sincerely,

/s/ Shaun R. Bagai
Shaun R. Bagai
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Ronald B. Kocak
Printed Name:	Ronald B. Kocak, CPA, CGMA
Date:	February 9, 2024

Exhibit A – Job Description

As Vice President, Controller and Principal Accounting Offering, you will be responsible for all accounting, policy and procedures and control functions within the Company. You will also serve as the Company’s principal financial and accounting officer for SEC reporting and other compliance purposes. Specific areas of responsibilities include internal and external reporting, corporate accounting, and the financial operations functions, which include Corporate Accounting policies and procedures and technical accounting. You will lead the Company’s compliance efforts with respect to all SEC reporting issues. Additionally, you will be responsible for leading and developing a diverse organization. Finally, you will be responsible for championing a vision to evolve the organization, transaction systems and the operating guidelines and processes, to optimize productivity and third party collaborator satisfaction, including upgrading financial systems as needed. This role will report directly to the CEO and will work closely with the senior management team.

Essential Duties and Responsibilities:

●	Responsible for the design, implementation and maintenance of accounting and control systems to reflect industry best practices including ongoing testing and remediation.
●	Build a proactive Accounting organization by selecting, training and developing a quality team. Specifically, set clear goals and objectives, monitor performance, provide frequent high-quality feedback, and support growth and development goals for staff.
●	Be primary liaison to external Auditors with regards to annual audits, scope and fees. Perform quarterly reviews and oversee the timely and accurate preparation of all external financial reports, including 10-Qs, 10-Ks, 8-Ks.
●	Establish and maintain all corporate accounting policies and procedures, including compliance with new legislative actions.
●	Ensure proactive interpretation and application of all generally accepting accounting policies. Build an organization that will stay on top of new pronouncements and interpretations and develop Company positions for application and appropriate training of other financial people.
●	Ensure that all systems used in the Company have adequate internal controls to ensure information integrity and safeguarding of assets. Develop, maintain and improve all relevant financial systems.
●	Participate with the finance leadership team in identifying, developing and implementing overall key business metrics and management reporting.
●	Develop annual budget and monthly comparison with actuals including any latest outlook / forecasts to changes in business strategy and / or commitments.
●	Set expectations with internal and external customers and develop metrics to ensure compliance with service level commitments.
●	Undertake such other tasks and responsibilities as are customarily associated with the principal financial and accounting officer of a U.S. publicly-traded company.

Exhibit B – Summary of Benefits

The following is a brief summary of benefits. Full information concerning eligibility requirements are in RenovoRx, Inc.’s Employee Manual and/or the Summary Plan Descriptions provided by the insurer.

PAID TIME OFF

Holidays. Our paid holidays are:

New Year’s Day	Thanksgiving Day
President’s Day	Day after Thanksgiving
Memorial Day	Christmas Eve
Juneteenth	Christmas Day
Independence Day	New Year’s Eve
Labor Day

We reserve the right to observe a holiday on the actual day or on another day of our choosing.

VACATION

Vacation is provided by RenovoRx, Inc. for employees under Company’s Flexible Time Away (“FTA”) policy, which shall be provided under separate cover.

PAID SICK TIME

The Company recognizes that the inability to work because of illness or injury may cause economic hardship. For this reason, the Company provides 24 hours/3 days paid sick time upon hire and annually at the beginning of each anniversary year to all employees who work in California at least 30 days within a year from hire. Employees are eligible to use the time upon their 90th day of employment. Sick time may be used for your own or your family member’s health needs. Paid sick time may also be used for purposes relating to an employee being a victim of domestic violence, sexual assault or stalking.

INSURANCE

We offer medical, dental and vision insurance. Insurance details will be provided upon hire or earlier if requested.

RETIREMENT SAVINGS

You remain are eligible to participate in our 401(k) program that includes an employer match.

Employer matching contributions are made on a per-pay period basis based on the amount of the employee’s pre-tax and/or Roth contributions. The employer match is 100% of employee deferrals up to the first 3% of compensation for the period and 50% of the next 2% of compensation for the period, and is immediately vested.

OTHER BENEFITS

None

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